Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Director of Investor Relations (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Announces

Third Quarter 2008 Financial Results

- Declared fourth quarter common share distribution at $0.205 per share -

Highlights

•	Funds From Operations (FFO) was $0.32 per diluted share for the third quarter of 2008. FFO for the nine months ended September 30, 2008 was $0.94 per diluted share.
•	Generated liquidity by funding an additional $25 million of the previously announced $60 million variable rate unsecured term loan and fixing the interest rate with a hedge at 5.92%.
•	Refinanced or extended approximately $80 million of 2009 maturities and secured refinancing commitments from lending institutions for an additional $43 million.
•	In October, completed a common equity offering, receiving net proceeds of $47.8 million, which were used to pay down the Company's revolving line of credit.
•	As a result of its equity offering, the Company has approximately $100 million available in cash and capacity under its revolving line of credit.

Indianapolis, Ind., November 5, 2008 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its third quarter ended September 30, 2008. Financial statements and exhibits attached to this release include results for the three and nine months ended September 30, 2008 and 2007.

Financial and Operating Results

For the three months ended September 30, 2008, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $12.0 million, or $0.32 per diluted share, for the Kite Portfolio compared to $12.0 million, or $0.32 per diluted share, for the same period in the prior year. The Company’s allocable share of FFO was $9.3 million for the three months ended September 30, 2008 compared to $9.3 million for the same period in 2007. For the first nine months of 2008, FFO for the Kite Portfolio was $35.1 million, or

$0.94 per diluted share, compared to $34.5 million, or $0.92 per diluted share for the same period in the prior year.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

Total revenue for the third quarter of 2008 was $35.0 million compared to $33.3 million for the same period in 2007, an increase of approximately 5.1%. The Company’s net income for the third quarter of 2008 was $2.9 million, compared to $3.9 million for the third quarter of 2007.

Total revenue for the first nine months of 2008 was $102.9 million compared to $99.2 million for the same period in 2007, an increase of 3.7%. The Company’s net income for the nine months of 2008 was $8.1 million, compared to $8.3 million for the same period in 2007.

“Although recent economic developments have presented extraordinary challenges, we made strong progress during the third quarter on important initiatives including the equity offering and term loan that will contribute to the Company’s long-term stability and growth,” said John A. Kite, Kite Realty Group’s President and Chief Executive Officer. “We are pleased to have approximately $100 million available in cash and capacity under our line of credit. This will allow us to finish the year and prepare for 2009 with flexibility and strength.”

Operating Portfolio

As of September 30, 2008, the Company owned interests in 52 retail operating properties totaling approximately 8.5 million square feet. The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 91.9% leased as of September 30, 2008, compared to 93.0% leased as of the end of the prior quarter. This decrease is partially attributed to the transfer of three properties from the development and redevelopment pipeline to the operating portfolio. At the end of the third quarter, Glendale Town Center, in Indianapolis, Indiana, was 91.6% leased; Bayport Commons, in Tampa, Florida, was 90.8% leased; and Gateway Shopping Center near Seattle, Washington was 76.2% leased. Including leases under negotiation with prospective tenants, Gateway’s leased percentage would be approximately 91%.

In addition, the Company owns five commercial operating properties totaling 562,652 square feet. As of September 30, 2008, the owned net rentable area of the commercial operating portfolio was 97.8% leased, unchanged from the end of the prior quarter. For the combined retail and commercial operating portfolio, the leased percentage was 92.5%, compared to 93.3% at the end of the prior quarter.

On a same property basis, the leased percentage of 51 total operating properties was 93.3% at September 30, 2008 and 94.0% at September 30, 2007. Same property net operating income for these properties increased 0.4% and in the third quarter of 2008 and 0.3% the first nine months of 2008 compared to the same periods of the prior year.

Capital Markets Activities

In July, the Company obtained $30 million under an unsecured loan agreement arranged by KeyBanc Capital Markets. In August, the Company obtained an additional $25 million under this agreement. Both borrowings mature on July 15, 2011 and bear interest at LIBOR plus 265 basis points. The proceeds from these loans were used to pay down the Company’s unsecured revolving line of credit and other variable rate debt. Also during the quarter, the Company entered into a hedge against the $55 million with a fixed rate of 5.92%.

In October, the Company issued 4,750,000 shares of common equity at $10.55 per share. Net proceeds from the offering of approximately $48 million were used to pay down borrowings under the Company's revolving line of credit. As a result of this offering, the Company has approximately $100 million of total available capital, including approximately $85 million of availability under the revolving line of credit.

Financing Activities

During the quarter, the Company closed a construction loan to fund development activities at South Elgin Commons near Chicago, Illinois. The loan amount is $11.5 million and carries a variable interest rate of LIBOR plus 190 basis points. The first phase of South Elgin Commons consists of a 45,000 square foot LA Fitness Center.

As of September 30, 2008, the Company had approximately $230 million of loans maturing in 2008 and 2009 including the Company’s share of unconsolidated joint venture debt. Of this amount, approximately $80 million has been refinanced or extended and the Company has received refinancing and extension commitments from two lending institutions for an additional $43 million which are subject to customary due diligence by the lending institutions. Considering the refinancings and extensions that have already occurred, along with the commitments we have obtained, approximately 53% of our 2009 maturities have been addressed.

Additional information on the Company’s progress toward refinancing and extending the remaining loans maturing in 2009 can be found on pages 17 and 18 of the Company’s Third Quarter Supplemental which has been furnished on Form 8-K with the Securities and Exchange Commission and is available on the Company’s website.

Development Activities

As of September 30, 2008, the Company owned interests in 5 retail properties in the current development pipeline that are expected to total approximately 734,000 square feet. Approximately 428,000 square feet are anticipated to be owned directly by the Company or through joint ventures upon completion of the projects. The remaining square footage will be owned by anchor tenants upon completion of the developments. The total estimated cost of these projects is $105 million, of which approximately $57 million had been incurred as of September 30, 2008. Approximately 75% of the owned GLA at properties in the development pipeline is currently leased or in various stages of lease negotiations with tenants.

During the quarter, the Company signed a lease for 45,600 square feet with Publix at Delray Marketplace, located in Delray Beach, Florida. Publix Supermarket will join a 55,400 square foot Frank Theater as the anchors for this center. The anticipated total GLA of this development is 318,000 square feet.

Redevelopment Activities

During the third quarter, the Company added two properties to its redevelopment portfolio, Courthouse Shadows in Naples, Florida and Four Corner Square in Seattle, Washington. The Courthouse Shadows project involves the re-tenanting by Publix Supermarket of the former Albertson’s space and a related renovation of the entire center. At Four Corner Square, the Company is renovating a portion of the existing shopping center as part of a larger development which is anticipated to be anchored by a 60,000 square foot home improvement store and a Walgreens.

Leasing Activities

In the quarter, the Company executed 16 new and renewal leases for a total of 93,000 square feet.  A total of 11 leases for 75,000 square feet of previously unoccupied space were executed with initial rental rates approximately 43% above the operating portfolio averages.  The Company executed 5 new leases and renewals for 18,000 square feet of previously occupied space.

For the nine months ended September 30, 2008, the Company executed a total of 32 leases for 308,000 square feet of previously unoccupied space with initial rental rates approximately 52% above the operating portfolio averages.  For the same period, the Company also executed a total of 19 new and renewal leases for 44,000 square feet of previously occupied space with initial rental rates approximately 8.1% above the previous rent payable for such space.

Distributions

On August 5, 2008, the Board of Trustees declared a regular quarterly cash distribution of $0.205 per common share for the quarter ended September 30, 2008 to shareholders and unit holders of record as of October 7, 2008. This distribution was paid on October 17, 2008.

On November 4, 2008, the Board of Trustees declared a regular quarterly cash distribution of $0.205 per common share for the quarter ended December 31, 2008 to shareholders and unit holders of record as of January 7, 2009. The declared distribution remained unchanged from the previous quarter and will be paid on or about January 16, 2009.

Appointment of Board Member

Darell E. “Gene” Zink, Jr. was appointed to the Company’s Board of Trustees on November 3, 2008. Mr. Zink is Chairman and CEO of Strategic Capital Partners, LLC, a privately-held real estate investment management firm.  Prior to founding this company, he spent 26 years with Duke Realty Corporation, an $8 billion real estate investment trust (DRE:NYSE) specializing in industrial, office and retail properties.  During his tenure with Duke Realty, Mr. Zink served in various positions, most recently as its CFO, Executive Vice President and Vice Chairman of the Company. He retired from Duke Realty in 2004.

Earnings Guidance

The Company is revising its earnings and FFO guidance for the year ending December 31, 2008 to a range of $1.18 to $1.22 per diluted common share. This change primarily reflects the effects of the October offering of 4,750,000 common shares and the removal of the sale of a land parcel due to current market conditions.

Following is a reconciliation of the calculation of net income per diluted common share to FFO per share:

FFO Guidance Range for 2008	Low	High
Diluted net income per common share	$0.27	$0.30
Limited Partners’ interests in Operating Partnership	0.08	0.09
Depreciation and amortization of consolidated entities	0.82	0.82
Depreciation and amortization of unconsolidated entities	0.01	0.01

Diluted FFO per common share	$1.18	$1.22

Earnings Conference Call

Management will host a conference call on Thursday, November 6, 2008 at 10:00 a.m. ET to discuss financial results for the quarter ended September 30, 2008. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (888) 713-4213 for domestic callers and (617) 213-4865 for international callers (passcode 91152418). After the live webcast, the call will remain available on the Company’s website until February 6, 2009. In addition, a telephonic replay of the call will be available until December 6, 2008. The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 84161823).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development and redevelopment, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Statements regarding the Company’s 2008 FFO and earnings guidance, including the underlying assumptions are, and certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks, including access to capital at desirable terms; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discusses these and other factors that could adversely affect the Company's results. The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

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Kite Realty Group Trust

Consolidated Balance Sheets

(Unaudited)

	September 30, 2008	December 31, 2007

Assets:
Investment properties, at cost:
Land	$237,864,199	$210,486,125
Land held for development	25,431,845	23,622,458
Buildings and improvements	700,868,371	624,500,501
Furniture, equipment and other	4,993,966	4,571,354
Construction in progress	180,087,721	187,006,760

	1,149,246,102	1,050,187,198
Less: accumulated depreciation	(100,582,227)	(84,603,939)

	1,048,663,875	965,583,259
Cash and cash equivalents	11,597,842	19,002,268
Tenant receivables, including accrued straight-line rent of $7,610,684 and $6,653,244, respectively, net of allowance for uncollectible accounts	17,236,771	17,200,458
Other receivables	8,775,409	7,124,485
Investments in unconsolidated entities, at equity	1,575,710	1,079,937
Escrow deposits	12,782,323	14,036,877
Deferred costs, net	22,133,104	20,563,664
Prepaid and other assets	4,012,382	3,643,696

Total Assets	$1,126,777,416	$1,048,234,644

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$728,823,323	$646,833,633
Accounts payable and accrued expenses	44,696,193	36,173,195
Deferred revenue and other liabilities	24,353,570	26,127,043
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	825,483	234,618
Minority interest	4,416,656	4,731,211

Total Liabilities	803,115,225	714,099,700
Commitments and contingencies
Limited Partners’ interests in Operating Partnership	70,882,020	74,512,093
Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized 29,266,493 shares and 28,981,594 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	292,665	289,816
Additional paid in capital and other	295,889,905	293,897,673
Accumulated other comprehensive loss	(2,118,126)	(3,122,482)
Accumulated deficit	(41,284,273)	(31,442,156)

Total Shareholders’ Equity	252,780,171	259,622,851

Total Liabilities and Shareholders’ Equity	$1,126,777,416	$1,048,234,644

Kite Realty Group Trust

Consolidated Statements of Operations

For the Three Months and Nine Month Ended September 30, 2008 and 2007

(Unaudited)

	Three Months Ended September 30,		Nine Month Ended September 30,

	2008	2007	2008	2007

Revenue:
Minimum rent	$19,113,753	$17,986,066	$56,292,261	$53,718,366
Tenant reimbursements	4,734,427	4,525,236	14,676,286	13,865,960
Other property related revenue	3,797,675	3,223,938	11,934,334	7,961,957
Construction and service fee revenue	7,355,282	7,583,235	19,955,122	23,630,103

Total revenue	35,001,137	33,318,475	102,858,003	99,176,386
Expenses:
Property operating	4,184,274	3,827,878	12,690,912	11,436,900
Real estate taxes	3,619,869	3,132,986	10,169,369	8,848,531
Cost of construction and services	6,139,131	6,539,643	16,927,765	21,126,869
General, administrative, and other	1,452,845	1,702,354	4,422,201	4,758,278
Depreciation and amortization	8,295,167	7,019,703	24,915,498	23,858,996

Total expenses	23,691,286	22,222,564	69,125,745	70,029,574

Operating income	11,309,851	11,095,911	33,732,258	29,146,812
Interest expense	(7,512,825)	(6,619,179)	(22,117,890)	(18,916,607)
Income tax expense of taxable REIT subsidiary	(131,691)	(32,789)	(1,536,777)	(295,395)
Other income	45,619	519,760	142,527	719,355
Minority interest in income of consolidated subsidiaries	(22,230)	(14,781)	(37,830)	(264,002)
Equity in earnings of unconsolidated entities	65,640	48,024	212,935	217,899
Limited Partners’ interests in the Operating Partnership	(833,468)	(1,124,927)	(2,307,739)	(2,376,206)

Income from continuing operations	2,920,896	3,872,019	8,087,484	8,231,856
Operating income from discontinued operations, net of Limited Partners’ interests	—	19,376	—	63,716

Net income	$2,920,896	$3,891,395	$8,087,484	$8,295,572

Income per common share – basic
Continuing operations	$0.10	$0.13	$0.28	$0.29
Discontinued operations	—	—	—	—

	$0.10	$0.13	$0.28	$0.29

Income per common share – diluted
Continuing operations	$0.10	$0.13	$0.28	$0.28
Discontinued operations	—	—	—	—

	$0.10	$0.13	$0.28	$0.28

Weighted average common shares outstanding - basic	29,189,424	28,915,137	29,122,272	28,889,279

Weighted average common shares outstanding - diluted	29,201,838	29,139,244	29,152,576	29,180,860

Dividends declared per common share	$0.205	$0.205	$0.615	$0.595

Kite Realty Group Trust

Funds From Operations

For the Three and Nine Months Ended September 30, 2008 and 2007

(Unaudited)

	Three Months Ended September 30,		Nine Month Ended September 30,

	2008	2007	2008	2007

Net income	$2,920,896	$3,891,395	$8,087,484	$8,295,572
Add Limited Partners’ interests in income	833,468	1,130,594	2,307,739	2,394,599
Add depreciation and amortization of consolidated entities, net of minority interest	8,105,171	6,873,292	24,406,665	23,520,510
Add depreciation and amortization of unconsolidated entities	101,944	100,864	304,572	302,828

Funds From Operations of the Kite Portfolio[1]	11,961,479	11,996,145	35,106,460	34,513,509
Deduct Limited Partners’ interests in Funds From Operations	(2,655,448)	(2,709,654)	(7,793,634)	(7,731,026)

Funds From Operations allocable to the Company[1]	$9,306,031	$9,286,491	$27,312,826	$26,782,483

Basic FFO per share of the Kite Portfolio	$0.32	$0.32	$0.94	$0.93

Diluted FFO per share of the Kite Portfolio	$0.32	$0.32	$0.94	$0.92

Basic weighted average Common Shares outstanding	29,189,424	28,915,137	29,122,272	28,889,279

Diluted weighted average Common Shares outstanding	29,201,838	29,139,244	29,152,576	29,180,860

Basic weighted average Common Shares and Units outstanding	37,478,165	37,314,752	37,440,393	37,288,971

Diluted weighted average Common Shares and Units outstanding	37,490,579	37,538,859	37,470,697	37,580,552

____________________
1

“Funds from Operations of the Kite Portfolio” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds from Operations allocable to the Company” reflects a reduction for the Limited Partners’ weighted average diluted interests in the Operating Partnership.